EXHIBIT 10.2

PLEDGE AND SECURITY AGREEMENT

dated as of

June 16, 2023

Among

THE EASTERN COMPANY,

as a Grantor,

THE OTHER GRANTORS NAMED HEREIN,

and

TD BANK, N.A.,

as the Administrative Agent,

for the benefit of

THE SECURED CREDITORS

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ii

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SCHEDULES

Schedule 1 Pledged Collateral

EXHIBITS

Exhibit A	Form of Security Agreement Joinder
Exhibit B	Form of Perfection Certificate
Exhibit C-1	Form of Collateral Assignment of Copyrights
Exhibit C-2	Form of Collateral Assignment of Patents
Exhibit C-3	Form of Collateral Assignment of Trademarks

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This PLEDGE AND SECURITY AGREEMENT, dated as of June 16, 2023 (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is among The Eastern Company, a Connecticut corporation (the “Borrower”), each of the Subsidiaries (as defined in the Credit Agreement referred to below) of the Borrower that is a signatory hereto (each such Subsidiary, together with each Additional Grantor (as defined below) that becomes a party hereto pursuant to Section 9.14 hereof, collectively with the Borrower, the “Grantors” and, individually, each a “Grantor”), and TD Bank, N.A., as administrative agent (the “Administrative Agent”), for the benefit of the Secured Creditors (as defined below):

RECITALS:

(1) Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined. Certain terms used herein are defined in Section 1.01 hereof.

(2) This Agreement is made pursuant to the Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the financial institutions named as lenders therein (together with their successors and assigns, each a “Lender,” and collectively, the “Lenders”), and the Administrative Agent.

(3) It is a condition precedent to the making of Loans and LC Issuances under the Credit Agreement and the entering into of any Designated Hedge Agreement that each Grantor shall have executed and delivered to the Administrative Agent this Agreement.

(4) Each Grantor other than the Borrower is a direct or indirect Subsidiary of the Borrower.

(5) Each Grantor will obtain benefits from the Credit Agreement and any Designated Hedge Agreement and, accordingly, desires to execute this Agreement in order to satisfy the condition described above and to induce the Secured Creditors to extend credit pursuant to the Credit Agreement, the other Loan Documents and any Designated Hedge Documents.

NOW, THEREFORE, in consideration of the benefits accruing to each Grantor, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby makes the following representations and warranties to the Administrative Agent and to the other Secured Creditors and hereby covenants and agrees with the Administrative Agent and to the other Secured Creditors as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given to such terms in the Credit Agreement. Unless otherwise defined herein, all terms used herein and defined in the UCC shall have the same definitions herein as specified therein; provided, however, that if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term shall have the meaning specified in Article 9 of the UCC.

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Section 1.02 Additional Defined Terms. The following terms shall have the meanings herein specified unless the context otherwise requires:

“Accounts Receivable” means (i) all accounts, now existing or hereafter arising; and (ii) without limitation of the foregoing, in any event including, but not limited to, (A) all right to a payment, whether or not earned by performance, for goods or other property (other than money) that has been or is to be sold, consigned, leased, licensed, assigned or otherwise disposed of, for services rendered or to be rendered, for a policy of insurance issued or to be issued, for a suretyship obligation incurred or to be incurred, for energy provided or to be provided, or for the use or hire of a vessel under a charter or other contract whether due or to become due, whether or not it has been earned by performance, and whether now existing or hereafter acquired or arising in the future, including Accounts Receivable from employees and Affiliates of any Grantor, (B) all rights evidenced by an account, invoice, purchase order, requisition, bill of exchange, note, contract, security agreement, lease, chattel paper, or any evidence of indebtedness or security related to the foregoing, (C) all security pledged, assigned, hypothecated or granted to or held by a Grantor to secure the foregoing, including all supporting obligations, (D) all guarantees, letters of credit, banker’s acceptances, drafts, endorsements, credit insurance and indemnifications on, for or of, any of the foregoing, including all rights to make drawings, claims or demands for payment thereunder, and (E) all powers of attorney for the execution of any evidence of indebtedness, guaranty, letter of credit or security or other writing in connection therewith.

“Additional Grantor” has the meaning provided in Section 9.14.

“Administrative Agent” has the meaning provided in the first paragraph of this Agreement.

“Agreement” has the meaning provided in the first paragraph of this Agreement.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Collateral” has the meaning provided in Section 2.01 hereof.

“Collateral Account” means any Controlled Deposit Account or Controlled Securities Account.

“Collateral Assignment Agreement” means a Collateral Assignment of Patents, a Collateral Assignment of Trademarks or a Collateral Assignment of Copyrights.

“Collateral Assignment of Copyrights” means a Collateral Assignment of Copyrights in the form of Exhibit C-1 hereto, or otherwise in form and substance acceptable to the Administrative Agent.

“Collateral Assignment of Patents” means a Collateral Assignment of Patents in the form of Exhibit C-2 hereto, or otherwise in form and substance acceptable to the Administrative Agent.

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“Collateral Assignment of Trademarks” means a Collateral Assignment of Trademarks in the form of Exhibit C-3 hereto, or otherwise in form and substance acceptable to the Administrative Agent.

“Collateral Concentration Account” means a cash collateral deposit account established in the name of the Administrative Agent, and under the sole dominion and control of the Administrative Agent, for the benefit of the Secured Creditors, at an office of the Administrative Agent.

“Contract” means any contract, agreement or other writing between a Grantor and one or more additional parties.

“Contract Rights” means all rights of a Grantor under or in respect of a Contract, including, without limitation, all rights to payment, damages, liquidated damages, and enforcement.

“Control” means (i) when used with respect to any security or security entitlement, the meaning specified in Section 8-106 of the UCC; and (ii) when used with respect to any deposit account, the meaning specified in Section 9-104 of the UCC.

“Control Agreement” means any Deposit Account Control Agreement or Securities Account Control Agreement or any other control agreement delivered in connection with this Agreement.

“Controlled Deposit Account” means a deposit account (i) that is subject to a Deposit Account Control Agreement, or (ii) as to which the Administrative Agent is the Depositary Bank’s “customer” (as defined in Section 4-104 of the UCC).

“Controlled Securities Account” means a securities account that (i) is maintained in the name of a Grantor at an office of a Securities Intermediary located in the United States of America and (ii) together with all financial assets credited thereto and all related security entitlements, is subject to a Securities Account Control Agreement.

“Copyrights” means any copyright to which a Grantor now or hereafter has title, as well as any application for a copyright hereafter made by such Grantor.

“Credit Agreement” has the meaning provided in the Recitals of this Agreement.

“Deposit Account Control Agreement” means, with respect to a deposit account of a Grantor, a Deposit Account Control Agreement in form and substance satisfactory to the Administrative Agent, among such Grantor, the Administrative Agent and the relevant Depositary Bank.

“Depositary Bank” means a bank at which a deposit account of any Grantor is maintained.

“Designated Hedge Document” means (i) each Designated Hedge Agreement to which the Borrower or any other Grantor is now or may hereafter become a party, and (ii) each confirmation, transaction statement or other document executed and delivered in connection therewith to which the Borrower or any other Grantor is now or may hereafter become a party.

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“Designated Hedge Document Obligations” means all obligations and liabilities owing by the Borrower or any other Grantor under all existing and future Designated Hedge Documents, in all cases whether now existing, or hereafter incurred or arising, including any such amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code. Notwithstanding the foregoing, Designated Hedge Document Obligations shall not include any Excluded Swap Obligations.

“Equity Interests” means (i) all of the issued and outstanding shares of all classes of capital stock of any corporation at any time directly owned by any Grantor and the certificates representing such capital stock, (ii) all of the membership interests in a limited liability company at any time owned or held by any Grantor, and (iii) all of the equity interests in any other form of organization at any time owned or held by any Grantor.

“Event of Default” means any Event of Default under, and as defined in, the Credit Agreement.

“Excluded Deposit Account” has the meaning given to such term in Section 5.01(a) hereof.

“Excluded Property” has the meaning given to such term in Section 2.02 hereof.

“Foreign Subsidiary” means any Subsidiary which is a CFC, a CFC Holdco or another Person organized under laws other than the laws of the United States, any State thereof or the District of Columbia.

“Governing Documents” means all agreements and instruments evidencing or relating to investments in or ownership, voting or disposition of, any of the Pledged Collateral.

“Grantor” and “Grantors” have the meaning provided in the first paragraph of this Agreement.

“Intellectual Property” means (i) all Trademarks, together with the registrations and right to all renewals thereof, and the goodwill of the business of any Grantor symbolized by the Trademarks; (ii) all Patents; (iii) all Copyrights; (iv) all computer programs and software applications and source codes of such Grantor and all intellectual property rights therein and all other Proprietary Information of such Grantor, including, but not limited to, Trade Secrets; and (v) all Permits.

“Intercompany and Third-Party Notes” means all promissory notes, instruments, debentures, bonds, evidences of indebtedness and similar securities from time to time issued to, or held by, any Grantor.

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“Inventory” means (i) all inventory; and (ii) without limitation of the foregoing, and in all cases including, but not limited to, all merchandise and other goods held for sale or lease, or furnished or to be furnished under contracts for service, including, without limitation, raw materials, works in process, finished goods, products made or processed, intermediates, packing materials, shipping materials, labels, semi-finished inventory, scrap inventory, spare parts inventory, manufacturing supplies, consumable supplies, other substances commingled therewith or added thereto, and all such goods that have been returned, reclaimed, repossessed or exchanged.

“Issuer” means the issuer of any Pledged Collateral.

“Lender” and “Lenders” each has the meaning provided in the Recitals of this Agreement.

“Loan Document Obligations” means, collectively, (i) the principal of and interest on the Notes issued by, and the Loans made to, the Borrower under the Credit Agreement, (ii) all LC Outstandings, (iii) all indebtedness and other obligations of the Borrower and each Subsidiary Grantor under the Guaranty, and (iv) the Obligations and all other indebtedness, obligations and liabilities owing by the Borrower and the other Credit Parties to the Administrative Agent, any LC Issuer, the Swing Line Lender or any of the Lenders under the Credit Agreement and the other Loan Documents to which the Borrower or any other Credit Party is now or may hereafter become a party (including, without limitation, indemnities, fees and other amounts payable thereunder), whether primary, secondary, direct, contingent, fixed or otherwise, in all cases whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.       Notwithstanding the foregoing, Loan Document Obligations shall not include any Excluded Swap Obligations.

“Notice of Exclusive Control” means a “Notice of Exclusive Control” as defined in each of the Control Agreements.

“Patents” means any patent to which a Grantor now or hereafter has title, as well as any application for a patent now or hereafter made by a Grantor.

“Perfection Certificate” means a certificate substantially in the form of Exhibit B hereto, completed and supplemented with the schedules contemplated thereby to the satisfaction of the Administrative Agent, and signed by an Authorized Officer of the applicable Grantor delivering the same.

“Permits” means all licenses, permits, rights, orders, variances, franchises or authorizations of or from any Governmental Authority.

“Pledged Collateral” means the Pledged Equity Interests and the Pledged Debt.

“Pledged Debt” means all of the Intercompany and Third-Party Notes presently owned or hereafter acquired from time to time by any Grantor, and all interest, cash, instruments and other property hereafter from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

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“Pledged Entity” means the Issuer of any Pledged Equity Interests.

“Pledged Equity Interests” means all of the Equity Interests, other than Equity Interests of Immaterial Subsidiaries, now owned or hereafter acquired by each Grantor, and all of such Grantor’s other rights, title and interests in, or in any way related to, each Pledged Entity to which any of such Equity Interests relate, including, without limitation: (i) all additional Equity Interests hereafter from time to time acquired by such Grantor in any manner, together with all dividends, cash, instruments and other property hereafter from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests and in all profits, losses and other distributions to which such Grantor shall at any time be entitled in respect of any such Equity Interest; (ii) all other payments due or to become due to such Grantor in respect of any such Equity Interest, whether under any partnership agreement, limited liability company agreement, other agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise; (iii) all of such Grantor’s claims, rights, powers, privileges, authority, puts, calls, options, security interests, liens and remedies, if any, under any partnership agreement, limited liability company agreement, other agreement or at law or otherwise in respect of any such Equity Interest; (iv) all present and future claims, if any, of such Grantor against any such Pledged Entity for moneys loaned or advanced, for services rendered or otherwise; (v) all of such Grantor’s rights under any partnership agreement, limited liability company agreement, other agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Grantor relating to any such Equity Interest; (vi) all other property hereafter delivered in substitution for or in addition to any of the foregoing; (vii) all certificates and instruments representing or evidencing any of the foregoing; and (viii) all cash, securities, interest, distributions, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof.

“Proceeds” means (i) all proceeds; and (ii) without limitation of the foregoing and in all cases, including, but not be limited to, (A) whatever is acquired upon the sale, lease, license, exchange, or other disposition of any Collateral, (B) whatever is collected on, or distributed on account of, any Collateral, (C) rights arising out of any Collateral, (D) claims arising out of the loss or nonconformity of, defects in, or damage to any Collateral, (E) claims and rights to any proceeds of any insurance, indemnity, warranty or guaranty payable to a Grantor (or the Administrative Agent, as assignee, loss payee or an additional insured) with respect to any of the Collateral, (F) claims and rights to payments (in any form whatsoever) made or due and payable to a Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), (G) all cash, money, checks and negotiable instruments received or held on behalf of the Administrative Agent pursuant to any lockbox or similar arrangement relating to the payment of Accounts Receivable or other Collateral, and (H) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

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“Proprietary Information” means all information and know-how worldwide, including, without limitation, technical data; manufacturing data; research and development data; data relating to compositions, processes and formulations, manufacturing and production know-how and experience; management know-how; training programs; manufacturing, engineering and other drawings; specifications; performance criteria; operating instructions; maintenance manuals; technology; technical information; software; computer programs; engineering and computer data and databases; design and engineering specifications; catalogs; promotional literature; financial, business and marketing plans; and inventions and invention disclosures.

“Secured Creditors” means, collectively, the Administrative Agent, the Lenders, the Swing Line Lender, each LC Issuer, each Designated Hedge Creditor and the respective successors and assigns of each of the foregoing.

“Secured Obligations” means, collectively, (i) all Loan Document Obligations; (ii) all Designated Hedge Document Obligations; (iii) all Banking Services Obligations; (iv) any and all sums advanced by the Administrative Agent in order to preserve any of the Collateral or to preserve or protect its security interest in such Collateral, including, without limitation, sums advanced to pay or discharge insurance premiums, taxes, Liens and claims; and (v) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities referred to in clauses (i), (ii), (iii) and (iv) above, the expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on any of the Collateral, or of any exercise by the Administrative Agent of its rights hereunder in respect of any Grantor or any of the Collateral, together with reasonable and documented attorneys’ fees and court costs. Notwithstanding the foregoing, Secured Obligations shall not include any Excluded Swap Obligations.

“Securities Account Control Agreement” means, with respect to a securities account of a Grantor, a Securities Account Control Agreement in form and substance satisfactory to the Administrative Agent, among the relevant Securities Intermediary, such Grantor and the Administrative Agent.

“Securities Act” has the meaning provided in Section 6.10 hereof.

“Securities Intermediary” means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains securities accounts for others and is acting in that capacity.

“Security Agreement Joinder” means a Security Agreement Joinder, substantially in the form of Exhibit A hereto, or otherwise in form and substance acceptable to the Administrative Agent.

“Significant Intellectual Property” has the meaning provided in Section 7.04 of this Agreement.

“Subsidiary Grantor” means each Grantor other than the Borrower.

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“Trademarks” means any trademarks and service marks now held or hereafter acquired by a Grantor, any unregistered marks used by a Grantor and trade dress including logos and/or designs in connection with which any of these registered or unregistered marks are used.

“Trade Secrets” means any secretly held existing engineering and other data, information, production procedures and other know-how relating to the design, manufacture, assembly, installation, use, operation, marketing, sale and servicing of any products or business of a Grantor worldwide whether written or not written.

“UCC” means, unless the context indicates otherwise, the Uniform Commercial Code, as at any time adopted and in effect in the State of New York from time to time, specifically including and taking into account all amendments, supplements, revisions and other modifications thereto.

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise,

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) unless otherwise specified, all references herein to Sections, Schedules, Annexes and Exhibits shall be construed to refer to Sections of, and Schedules, Annexes and Exhibits to, this Agreement.

ARTICLE II

SECURITY INTEREST

Section 2.01 Grant of Security Interest. As security for the prompt and complete payment and performance when due of all of the Secured Obligations, each Grantor does hereby pledge, sell, assign and transfer unto the Administrative Agent, and does hereby grant to the Administrative Agent, for the benefit of the Secured Creditors, a continuing security interest in all of the right, title and interest of such Grantor in, to and under all of the following of each Grantor, whether now existing or hereafter from time to time arising or acquired and wherever located (collectively, the “Collateral”):

(i) all accounts, including, without limitation, each and every Account Receivable;

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(ii) all goods;

(iii) all Inventory;

(iv) all machinery and equipment;

(v) all documents;

(vi) all instruments;

(vii) all chattel paper;

(viii) all money;

(ix) all cash or cash equivalents

(x) all deposit accounts, including, but not limited to, the Collateral Concentration Account and all Controlled Deposit Accounts, together with all monies, securities and instruments at any time deposited in any such deposit account or otherwise held for the credit thereof;

(xi) all securities accounts, together with all financial assets credited therein from time to time, and all financial assets, monies, securities, cash and other property held therein or credited thereto;

(xii) all investment property;

(xiii) all fixtures;

(xiv) all as-extracted collateral, including, without limitation, all minerals;

(xv) all general intangibles, including, but not limited to, all Contract Rights;

(xvi) all commercial tort claims;

(xvii) all Intellectual Property;

(xviii) all insurance

(xix) all letters of credit and letter-of-credit rights;

(xx) all payment intangibles;

(xxi) all promissory notes;

(xxii) all supporting obligations;

(xxiii) all Permits;

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(xxiv) all Pledged Collateral;

(xxv) all other items, kinds and types of personal property, tangible or intangible, of whatever nature, and regardless of whether the creation or perfection or effect of perfection or non-perfection of a security interest therein is governed by the UCC of any particular jurisdiction or by any other applicable treaty, convention, statute, law or regulation of any applicable jurisdiction;

(xxvi) all additions, modifications, alterations, improvements, upgrades, accessions, components, parts, appurtenances, substitutions and/or replacements of, to or for any of the foregoing; and

(xxvii) all Proceeds and products of any and all of the foregoing.

Section 2.02 Excluded Property. Notwithstanding anything in Section 2.01 hereof to the contrary, the term Collateral shall not include (hereinafter, collectively, the “Excluded Property”): (a) any equipment or goods that is subject to a “purchase money security interest” to the extent that such purchase money security interest (i) constitutes a Permitted Lien under the Credit Agreement and (ii) prohibits the creation by a Grantor of a junior security interest therein, unless the holder thereof has consented to the creation of such a junior security interest; (b) any Equity Interest in any Foreign Subsidiary that is not a first-tier Subsidiary of the Borrower or any other Grantor; (c) any Equity Interest in a Foreign Subsidiary to the extent the same represents, for all Grantors in the aggregate, more than 65% of the total combined voting power of all classes of capital stock or similar equity interests of such Foreign Subsidiary which are entitled to vote; (d) upon the written consent of the Administrative Agent, any Equity Interests in any entity acquired on or after the Closing Date that is not a Subsidiary of the Borrower, if the terms of the Organizational Documents of such entity do not permit the grant of a security interest in such Equity Interests by the owner thereof or the applicable Grantor has been unable to obtain any approval or consent to the creation of a security interest therein which is required under such Organizational Documents; (e) any rights or interest of any Grantor in any permit, license, Contract, franchise, charter, authorization, or lease or other agreement to the extent that (and in each case only for so long as) such grant of a security interest is prohibited by any applicable law with respect thereto or is prohibited under the terms of such permit, license, Contract, franchise, charter, authorization, or lease or other agreement, and such prohibition or restriction has not been waived or the consent of the other party (other than such Grantor or any other Credit Party) to such permit, license, Contract or lease has not been obtained, (f) any Property owned by a Grantor on the date hereof or hereafter acquired that is subject to a Lien that is a Permitted Lien securing a purchase money or capital or finance lease obligation if (and in each case only for so long as) the Contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money, project financing or capital or finance lease obligation) prohibits the creation of any other Lien on such Property, (g) Excluded Accounts, (h) any interests in Real Property, provided that the foregoing exclusions shall not limit the Guarantors’ obligations with respect to Landlord’s Agreements under Section 6.10(e) of the Credit Agreement, (i) margin stock, (j) any right or any interest of any Grantor in any asset if and to the extent that a security interest reasonably would be expected to result in material adverse tax consequences to any Credit Party (or its Subsidiaries), as reasonably determined by the Borrower, (k) motor vehicles, airplanes and any other assets subject to certificates of title to the extent a lien therein cannot be perfected by the filing of a UCC-1 financing statement, (l) “intent to use” trademark applications prior to the filing of a statement of use in respect thereof, and (m) any Equity Interest in any Foreign Subsidiary to the extent the grant of a security interest in such Equity Interest is prohibited by applicable law. Notwithstanding anything herein to the contrary, there shall be no obligation to take any steps with respect to obtaining or perfecting a security interest in those assets as to which the Administrative Agent and the Borrower agree that the cost, burden or consequences (including materially adverse tax consequences) of obtaining or perfecting a security interest therein are excessive in relation to the practical benefit afforded thereby.

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Section 2.03 No Assumption of Liability. The security interest hereunder of any Grantor is granted as security only and shall not subject the Administrative Agent or any other Secured Creditor to, or in any way alter or modify, any obligation or liability of such Grantor with respect to or arising out of any of the Collateral.

Section 2.04 Power of Attorney. Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent its true and lawful agent and attorney-in-fact, and in such capacity the Administrative Agent shall have, without any further action required by or on behalf of any Grantor, the right, with full power of substitution, in the name of such Grantor or otherwise, for the use and benefit of the Administrative Agent and the other Secured Creditors: (a) to receive, endorse, present, assign, deliver and/or otherwise deal with any and all notes, acceptances, letters of credit, checks, drafts, money orders, or other evidences of payment relating to the Collateral of such Grantor or any part thereof; (b) to demand, collect, receive payment of, and give receipt for and give credits, allowances, discounts, discharges, releases and acquittances of and for any or all of the Collateral of such Grantor; (c) to sign the name of such Grantor on any invoice or bill of lading relating to any of the Collateral of such Grantor; (d) to send verifications of any or all of the Accounts Receivable of such Grantor to its account debtors; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in or before any court or other tribunal (including any arbitration proceedings) to collect or otherwise realize on all or any of the Collateral of such Grantor, or to enforce any rights of such Grantor in respect of any of its Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to any or all of the Collateral of such Grantor; (g) to notify, or require such Grantor to notify or cause to be notified, its account debtors to make payment directly to the Administrative Agent or to a Controlled Deposit Account; or (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any or all of the Collateral of such Grantor, and to do all other acts and things necessary or appropriate to carry out the intent and purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral of such Grantor for all purposes; provided, however, that except upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall not exercise the powers granted hereby.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Administrative Agent and the other Secured Creditors, which representations and warranties shall survive the execution and delivery of this Agreement until the termination of this Agreement in accordance with Section 9.09, as follows:

Section 3.01 Title and Authority. Such Grantor has (i) good, valid and unassailable title to all tangible items owned by it and constituting any portion of the Collateral with respect to which it has purported to grant the security interest, and good, valid and unassailable rights in all other Collateral with respect to which it has purported to grant the security interest, and (ii) full power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

Section 3.02 Absence of Other Liens.

(a) There is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind of such Grantor in the Collateral, except for any filings or recordings made in connection with any Permitted Liens.

(b) Such Grantor is, and as to any Collateral acquired by it from time to time after the date hereof such Grantor will be, the owner of all of its Collateral free and clear of any Lien, and the security interest of such Grantor in its Collateral is and will be superior and prior to any other security interest or other Lien, except for Permitted Liens.

Section 3.03 Validity of Security Interest. The security interest of such Grantor constitutes a legal, valid and enforceable first priority (except as to any Permitted Liens) security interest in all of the Collateral of such Grantor, securing the payment and performance of the Secured Obligations.

Section 3.04 Perfection of Security Interest under UCC.

(a) Subject to Section 6.15 of the Credit Agreement, all notifications and other actions, including, without limitation, (i) all deposits of certificates and instruments evidencing any Collateral (duly endorsed or accompanied by appropriate instruments of transfer), (ii) all notices to and acknowledgments of any bailee or other Person, (iii) all acknowledgments and agreements respecting the right of the Administrative Agent to obtain control with respect to any Collateral, and (iv) all filings, registrations and recordings, which are (x) required by the terms of this Agreement to have been given, made, obtained, done and accomplished by a Grantor, and (y) necessary to create, preserve, protect and perfect the security interest granted by such Grantor to the Administrative Agent hereby in respect of its portion of the Collateral, have been given, made, obtained, done and accomplished.

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(b) After giving effect to all such actions and subject to Section 6.15 of the Credit Agreement, the security interest granted by such Grantor to the Administrative Agent pursuant to this Agreement in and to its portion of the Collateral will be perfected to the maximum extent a security interest in such Grantor’s portion of the Collateral can be perfected under the UCC of any applicable jurisdiction.

Section 3.05 Perfection Certificates. Each Perfection Certificate delivered by any Grantor (whether delivered pursuant to Section 4.07(a) of this Agreement or pursuant to the Credit Agreement), and all information set forth therein, is true and correct in all material respects, except to the extent that such Perfection Certificate has been supplemented or replaced in each case in accordance with this Agreement or the other Loan Documents.

Section 3.06 Places of Business; Jurisdiction of Organization; Locations of Collateral. Each Grantor represents and warrants that (a) the principal place of business of such Grantor, or its chief executive office, if it has more than one place of business, is located at the address indicated on the most recent Perfection Certificate executed and delivered by such Grantor to the Administrative Agent; (b) the jurisdiction of formation or organization of such Grantor is set forth on the most recent Perfection Certificate executed and delivered by such Grantor to the Administrative Agent; (c) the U.S. Federal Tax I.D. Number and, as to all Grantors organized under the laws of the State of Indiana, the control number assigned to such Grantors, and, if applicable, the organizational identification number of such other Grantors, is set forth on the most recent Perfection Certificate executed and delivered by such Grantor to the Administrative Agent; and (d) all Inventory and equipment of such Grantor is located at one of the locations set forth on the most recent Perfection Certificate executed and delivered by such Grantor to the Administrative Agent. Such Grantor does not, at and as of the date hereof, conduct business in any jurisdiction, and except as set forth in the most recent Perfection Certificate delivered to the Administrative Agent, in the preceding five years, such Grantor and any predecessors in interest have not conducted business in any jurisdiction, under any trade name, fictitious name or other name (including, without limitation, any names of divisions or predecessor entities), except the current legal name of such Grantor and such other trade, fictitious and other names as are listed on the most recent Perfection Certificate executed and delivered by such Grantor to the Administrative Agent.

Section 3.07 Pledged Collateral. Schedule 1 hereto sets forth a true and complete list of all of the Pledged Collateral owned by each Grantor as of the Closing Date.

Section 3.08 Deposit Accounts. The most recent Perfection Certificate delivered by each Grantor to the Administrative Agent sets forth a true and complete list of all deposit accounts owned by each Grantor or in which any such Grantor’s Collateral is held. To the extent required pursuant to Section 5.01 of this Agreement, all of the deposit accounts of each Grantor are, and all cash and money of each Grantor is held in, Controlled Deposit Accounts.

Section 3.09 Securities Accounts. The most recent Perfection Certificate delivered by each Grantor to the Administrative Agent sets forth a true and complete list of all securities accounts owned by each Grantor or in which any such Grantor’s Collateral is held. Unless otherwise permitted pursuant to Section 5.02 of this Agreement, no Grantor has any securities accounts or otherwise owns or is entitled to any financial assets or securities entitlements other than Controlled Securities Accounts and financial assets or securities entitlements that are subject to a Controlled Securities Account.

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Section 3.10 Status of Pledged Collateral. All of the Pledged Equity Interests of each Grantor hereunder have been duly and validly issued and are fully paid and non-assessable. All of the Pledged Debt of each Grantor is the legal, valid and binding obligation of the Issuer thereof, enforceable in accordance with its terms. Except as permitted pursuant to the Credit Agreement, no Grantor has any obligation to make any further or additional loans or advances to, or purchases of securities from, any Issuer with respect to any of the Pledged Debt. No Grantor is in default in the payment of any portion of any mandatory capital contribution, cash call, or other funding, if any, required to be made under any Governing Document relating to any of the Pledged Equity Interests of such Grantor. No Grantor is in violation or default of any other material provisions of any such Governing Document. No Pledged Collateral of any Grantor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Grantor by any Person.

ARTICLE IV

GENERAL COVENANTS

Section 4.01 No Other Liens; Defense of Title. No Grantor will make or grant, or suffer or permit to exist, any Lien on any of its Collateral, other than the Permitted Liens. Each Grantor, at its sole cost and expense, will take any and all actions reasonably necessary and appropriate to defend title to its Collateral against any and all Persons and to defend the validity, enforceability, perfection, effectiveness and priority of the security interest of the Administrative Agent therein against any Lien other than the Permitted Liens.

Section 4.02 Further Assurances; Filings and Recordings.

(a) Each Grantor, at its sole cost and expense, will duly execute, acknowledge and deliver all such agreements, instruments and other documents and take all such actions (including, without limitation, (i) physically pledging instruments, documents, promissory notes, chattel paper and certificates evidencing any investment property or any of the Pledged Collateral with the Administrative Agent, (ii) obtaining Securities Account Control Agreements and Deposit Account Control Agreements in accordance with this Agreement, (iii) obtaining from other Persons lien waivers and bailee letters as the Administrative Agent shall reasonably request, (iv) obtaining from other Persons agreements evidencing the exclusive control and dominion of the Administrative Agent over any of the Collateral, in instances where obtaining control over such Collateral is the only or best method of perfection, and (v) making filings, recordings and registrations), as the Administrative Agent may reasonably from time to time instruct in writing to better assure, preserve, protect and perfect the security interest of the Administrative Agent in the Collateral of such Grantor, and the rights and remedies of the Administrative Agent hereunder, or otherwise to further effectuate the intent and purposes of this Agreement and to carry out the terms hereof.

(b) Each Grantor, at its sole cost and expense, will pay all taxes, fees and charges associated with and applicable to the filing, recording, registration and publishing of all UCC financing statements and other documents, agreements, and registrations by the Administrative Agent necessary to perfect the Liens granted to the Administrative Agent pursuant to this Agreement, and all taxes, fees, and charges of any re-filing, re-recording, re-registration and re-publishing of any such UCC financing statements, or other documents, agreements or registrations.

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Section 4.03 Use and Disposition of the Collateral.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Grantors thereof in writing that the rights of any or all of the Grantors under this Section 4.03(a) are suspended during the continuance of such Event of Default, each Grantor may use and dispose of its Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document.

(b) No Grantor will consign Inventory with a value in excess of $150,000 to any Person unless all filings of financing statements under the UCC and other actions and filings, registrations and recordings required under other applicable laws have been made in order to perfect the rights and interests of such Grantor in the consigned Inventory against creditors of and purchasers from the consignee and such financing statements have been assigned to the Administrative Agent for the benefit of the Secured Creditors.

Section 4.04 Delivery or Marking of Chattel Paper; Other Actions. Without limitation of any of the provisions of Section 4.02(a) or Section 4.13 hereof:

(a) If any amount payable to a Grantor in excess of $500,000 under or in connection with any of the Collateral shall be or become evidenced by any chattel paper, document, promissory note or instrument, such Grantor will, unless otherwise agreed to in writing by the Administrative Agent, cause such chattel paper, document, promissory note or instrument to be delivered to the Administrative Agent and pledged as part of the Collateral hereunder, accompanied by any appropriate instruments or endorsements of transfer. In the case of any chattel paper, the Administrative Agent may require, in lieu of the delivery thereof to the Administrative Agent, that the writings evidencing the chattel paper be legended to reflect the security interest of the Administrative Agent therein, all in a manner acceptable to the Administrative Agent.

(b) If at any time any Grantor shall take and perfect a security interest in any property of an account debtor, as security for the Accounts Receivable owed by such account debtor and/or any of its Affiliates, or take and perfect a security interest arising out of the consignment to any Person of any Inventory or other Collateral, such Grantor shall, if requested by the Administrative Agent (which request may be made by the Administrative Agent only upon the written instructions of the Required Lenders, issued by the Required Lenders, in their sole respective discretion), promptly execute and deliver to the Administrative Agent a separate assignment of all financing statements and other filings made to perfect the same. Such separate assignment need not be filed of public record unless necessary to continue the perfected status of the security interest of such Grantor against creditors of any transferees from the account debtor or consignee.

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Section 4.05 Authorization to File Financing Statements. Each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time to file in any jurisdiction any initial financing statements and all amendments thereto that (a) indicate the Collateral (i) as “all assets” or “all personal property” of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of the UCC, but specifically excluding the Excluded Property in any such description of the Collateral; or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required pursuant to the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including, but not limited to, (i) whether such Grantor is an organization, the type of organization and any organization identification number or control number, as applicable, and (ii) in the case of a financing statement that is filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.

Section 4.06 Maintenance of Records. Each Grantor will keep and maintain at its own cost and expense satisfactory and complete records of its Accounts Receivable, Contracts and other Collateral, including, but not limited to, the originals of all documentation with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith. All billings and invoices issued by a Grantor with respect to its Accounts Receivable will be in compliance in all material respects with, and conform in all material respects to, the requirements of all applicable federal, state and local laws and any applicable laws of any relevant foreign jurisdiction. If an Event of Default shall have occurred and be continuing and the Administrative Agent so directs, each Grantor shall legend, in form and manner satisfactory to the Administrative Agent, its Accounts Receivable and Contracts, as well as books, records and documents of such Grantor evidencing or pertaining thereto with an appropriate reference to the fact that such Accounts Receivable and Contracts have been assigned to the Administrative Agent and that the Administrative Agent has a security interest therein.

Section 4.07 Perfection Certificates; Collateral Reports.

(a) Each Grantor shall provide to the Administrative Agent a completed Perfection Certificate, duly executed by an Authorized Officer of such Grantor, together with all schedules required to be delivered in connection therewith (i) on the Closing Date as required pursuant to the Credit Agreement, (ii) on each date required pursuant to Section 6.01(l) of the Credit Agreement, and (iii) on the date that any additional Grantor becomes a party to this Agreement pursuant to Section 9.14 hereof.

(b) Whenever requested to do so by the Administrative Agent, each Grantor will promptly, at its own sole cost and expense, deliver to the Administrative Agent, in written hard copy form or other readable form, as specified by the Administrative Agent, such listings, agings, descriptions, schedules and other reports with respect to its Accounts Receivable, Inventory, equipment and other Collateral as the Administrative Agent may instruct, all of the same to be in such scope, categories and detail as the Administrative Agent may reasonably request and to be accompanied by copies of invoices and other documentation as and to the extent instructed by the Administrative Agent; provided, that prior to the occurrence and continuation of an Event of Default, no such request shall be made by the Administrative Agent more than once in any twelve (12) month period.

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Section 4.08 Legal Status. Each Grantor agrees that (a) it will not change its name, place of business or if more than one, chief executive office, or its mailing address or organizational identification number if it has one, in each case without providing the Administrative Agent at least thirty (30) days’ prior written notice thereof (or such shorter period as agreed to by the Administrative Agent), (b) if such Grantor does not have an organizational identification number and later obtains one, it will promptly notify the Administrative Agent of such organizational identification number, and (c) it will not change its type of organization, jurisdiction of organization or other legal structure in each case unless (i) it shall have provided the Administrative Agent at least thirty (30) days’ prior written notice thereof (or such shorter period as agreed to by the Administrative Agent), and (ii) such action is permitted pursuant to the Credit Agreement.

Section 4.09 Inspections and Verification. The Administrative Agent and such Persons as the Administrative Agent may designate shall have the right, at any Grantor’s own cost and expense, at any time or from time to time, on not less than two (2) Business Days’ prior notice to the Borrower (on behalf of any applicable Grantor) if no Default or Event of Default has occurred and is continuing, and in the event a Default or Event of Default has occurred and is continuing, on not less than one (1) Business Day’s prior notice to the Borrower (on behalf of any applicable Grantor), to inspect the Collateral of such Grantor, all books and records related thereto (and to make extracts and copies thereof) and the premises upon which any of such Collateral is located, to discuss such Grantor’s affairs with the officers of such Grantor and its independent accountants, and to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, such Collateral, including, in the case of accounts or other Collateral in the possession of any third Person, by contacting the third Person possessing such Collateral (after not less than two (2) days’ prior notice to the applicable Grantor) and while an Event of Default exists, Account Debtors, in each case for the purpose of making such verification; provided, that prior to the occurrence and continuation of an Event of Default, the Grantors shall not be liable for more than one visit and inspection in any fiscal year. Any procedures or actions taken, prior to the occurrence and continuance of an Event of Default, in order to verify accounts by contacting account debtors, shall be effected by the Borrower’s independent accountants, acting at the direction of the Administrative Agent, in such manner (consistent with their normal auditing procedures) so as not to reveal the identity of the Administrative Agent or the existence of the security interest to the account debtors. The Borrower will instruct its independent accountants to undertake any such verification when and as requested by the Administrative Agent. The results of any such verification by independent accountants shall be reported by such independent accountants to both the Administrative Agent and the Borrower. The Administrative Agent shall have the absolute right to share any information it gains from any such inspection or verification or from collateral reports furnished to it by a Grantor with the other Secured Creditors.

Section 4.10 Insurance. Each Grantor will at all times keep its business and its Collateral insured to the extent and in accordance with Section 6.03 of the Credit Agreement.

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Section 4.11 Proceeds of Casualty Insurance, Condemnation or Taking.

(a) All amounts recoverable under any policy of casualty insurance or any award for the condemnation or taking by any Governmental Authority of any portion of the Collateral are hereby assigned to the Administrative Agent.

(b) Each Grantor will apply any such proceeds or amounts received by it in the manner provided in the Credit Agreement, including, if required under the terms of the Credit Agreement, by paying over the same directly to the Administrative Agent.

(c) In the event any portion of the Collateral suffers a casualty loss or is involved in any proceeding for condemnation or taking by any Governmental Authority, then if an Event of Default has occurred and is continuing, the Administrative Agent is authorized and empowered, at its option, to participate in, control, direct, adjust, settle and/or compromise any such loss or proceeding, to collect and receive the proceeds therefrom and, after deducting from such proceeds any expenses incurred by it in connection with the collection or handling thereof, to apply the net proceeds to the Secured Obligations in accordance with Section 8.03 of the Credit Agreement.

(d) If any proceeds are received by the Administrative Agent as a result of a casualty, condemnation or taking involving the Collateral and no Event of Default has occurred and is continuing, then the Administrative Agent will promptly release such proceeds to the applicable Grantor, unless the Credit Agreement provides otherwise.

Section 4.12 Commercial Tort Claims. If any Grantor shall at any time hold or acquire a commercial tort claim, the recovery from which could reasonably be expected to exceed $500,000, such Grantor shall promptly notify the Administrative Agent thereof in a writing signed by such Grantor, which sets forth the details thereof and grants to the Administrative Agent (for the benefit of the Secured Creditors) a Lien thereon and on the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

Section 4.13 Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act, as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control under the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with such Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Grantor to make alterations to the electronic chattel paper or transferable record permitted under the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

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Section 4.14 Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor with a face or undrawn amount of $500,000 or more, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, such Grantor shall, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (a) arrange for the issuer or any confirming bank of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the letter of credit, or (b) arrange for the Administrative Agent to become the transferee beneficiary of the letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred and is continuing.

Section 4.15 Protective Advances by the Administrative Agent. At its option, but without being obligated to do so, the Administrative Agent may, upon not less than two (2) Business Days’ prior written notice to any applicable Grantor, after the occurrence and during the continuance of an Event of Default, (a) pay and discharge past due taxes, assessments and governmental charges, at any time levied on or with respect to any of the Collateral of such Grantor which such Grantor has failed to pay and discharge in accordance with the requirements of this Agreement or any of the other Loan Documents, (b) pay and discharge any claims of other creditors of such Grantor which are secured by any Lien on any Collateral, other than a Permitted Lien, (c) pay for the maintenance, repair, restoration and preservation of the Collateral to the extent such Grantor fails to comply with its obligations in regard thereto under this Agreement and the other Loan Documents or the Administrative Agent reasonably believes payment of the same is necessary or appropriate to avoid a material loss or material diminution in value of the Collateral, and/or (d) obtain and pay the premiums on insurance for the Collateral which such Grantor fails to maintain in accordance with the requirements of this Agreement and the other Loan Documents, and each Grantor agrees to reimburse the Administrative Agent, on demand, for all payments and expenses incurred by the Administrative Agent with respect to such Grantor or any of its Collateral pursuant to the foregoing authorization, provided, however, that nothing in this Section shall be construed as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any other Secured Creditor to cure or perform, any covenants or other agreements of any Grantor with respect to any of the foregoing matters as set forth herein or in any of the other Loan Documents.

ARTICLE V

ACCOUNTS AND COLLECTION OF ACCOUNTS

Section 5.01 Deposit Accounts.

(a) Subject to Section 6.15 of the Credit Agreement, the Grantors shall cause all deposit accounts to be subject at all times to a fully effective Deposit Account Control Agreement except (i) any payroll account used exclusively for funding the payroll obligations of the Grantors in the ordinary course of business or (ii) any deposit account so long as the aggregate daily balance in any such deposit account is not in excess of $100,000 and the aggregate daily balance of all deposit accounts that are not subject to Deposit Account Control Agreements is not in excess of $250,000 (any deposit account that is not required to be subject to a Deposit Account Control Agreement pursuant to this Section shall be referred to as an “Excluded Deposit Account”).

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(b) Immediately upon the creation or acquisition of any new deposit account (other than any deposit account that would qualify as an Excluded Deposit Account) or any interest therein by any Grantor, such Grantor shall cause to be in full force and effect, prior to the deposit of any funds therein, a Deposit Account Control Agreement duly executed by such Grantor, the Administrative Agent and the applicable Depositary Bank.

Section 5.02 Securities Accounts.

(a) Subject to Section 6.15 of the Credit Agreement, the Grantors shall cause all securities accounts to be subject at all times to a fully effective Securities Account Control Agreement.

(b) Immediately upon the creation or acquisition of any new securities account or any interest therein by any Grantor, such Grantor shall cause to be in full force and effect, prior to the crediting of any financial asset with respect to which any Grantor is an entitlement holder, a Securities Account Control Agreement duly executed by such Grantor, the Administrative Agent and the applicable Securities Intermediary.

Section 5.03 Operation of Collateral Accounts. Except as expressly permitted pursuant to this Agreement or the Credit Agreement, the Grantors shall cause all cash and Cash Equivalents and all securities entitlements to be maintained in Collateral Accounts or Excluded Deposit Accounts. Prior to the occurrence and continuance of an Event of Default, the Grantors may withdraw, or direct the disposition of, funds and other investments or financial assets held in the Collateral Accounts. Upon the occurrence and during the continuance of an Event of Default, upon written notice to any Grantor, the Administrative Agent shall be permitted to (a) retain, or instruct the relevant Securities Intermediary or Depositary Bank to retain, all cash and investments held in any Collateral Account, (b) liquidate or issue entitlement orders with respect to, or instruct the relevant Securities Intermediary or Depositary Bank to liquidate, any or all investments or financial assets held in any Collateral Account, (c) issue a Notice of Exclusive Control or other similar instructions with respect to any Collateral Account and instruct the Depositary Bank or Securities Intermediary to follow the instructions of the Administrative Agent, and (d) withdraw any amounts held in any Collateral Account and apply such amounts in accordance with the terms of this Agreement.

Section 5.04 Collection of Accounts.

(a) Each Grantor shall, in a manner consistent with the provisions of this Article V, endeavor to cause to be collected from the account debtor named in each of its Accounts Receivable, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures), any and all amounts owing under or on account of such Accounts Receivable and shall, if required to do so pursuant to the terms of this Agreement, cause such collections to deposited or held in a Collateral Account.

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(b) Each Grantor shall, and the Administrative Agent hereby authorizes each Grantor to, enforce and collect all amounts owing to it on its Inventory and Accounts Receivable; provided, however, that such right may at the sole option of the Administrative Agent, by notice to the Borrower (on behalf of all Grantors), be terminated upon the occurrence and during the continuance of any Event of Default.

Section 5.05 Collateral Concentration Account.

(a) After the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right, upon prior written notice to the Borrower, to establish the Collateral Concentration Account pursuant to which, among other things, the Administrative Agent shall have sole dominion and control over all funds held to the credit of, and all disbursements from, the Collateral Concentration Account.

(b) Upon the establishment of the Collateral Concentration Account, (i) all of the funds on deposit in or credited to any Controlled Deposit Account (other than, in the discretion of the Administrative Agent, balances of $1,000 or less) shall, upon the instruction of the Administrative Agent to the appropriate Depositary Banks after the issuance of a Notice of Exclusive Control, be transferred to the Collateral Concentration Account on a daily or other basis specified by the Administrative Agent, (ii) no Grantor will have the right of withdrawal from the Collateral Concentration Account or any of the Collateral Accounts, (iii) the Administrative Agent shall have the right to liquidate any investments held in any Controlled Securities Account and have the proceeds thereof deposited in the Collateral Concentration Account, and (iv) all amounts held in the Collateral Concentration Account or any of the Collateral Accounts may be applied by the Administrative Agent towards payment of the Secured Obligations in accordance with the terms of this Agreement and Section 8.03 of the Credit Agreement.

(c) Upon the establishment of the Collateral Concentration Account and at all times thereafter until the Administrative Agent in its discretion elects otherwise, each Grantor agrees (i) to cause all payments by its account debtors to be immediately deposited in Controlled Deposit Accounts, if such account debtors have not already been instructed to do so, and (ii) to deposit promptly all payments received by it from any other sale of any of its Collateral, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in a Controlled Deposit Account precisely in the form received (but with any endorsements of such Grantor necessary for deposit or collection). Until any such payments are so deposited, such payments shall be held in trust by such Grantor for and as the property of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Creditors hereunder.

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ARTICLE VI

PLEDGED COLLATERAL

Section 6.01 Delivery of Certificates and Instruments for Pledged Collateral.

(a) On or prior to the Closing Date, each Grantor shall pledge and deposit with the Administrative Agent all certificates or instruments, if any, representing any of the Pledged Collateral at the time owned by such Grantor and subject to the security interest hereof, duly endorsed in blank in the case of any instrument, and accompanied by undated stock powers duly executed in blank by such Grantor or such other instruments of transfer as are acceptable to the Administrative Agent, in the case of Pledged Equity Interests.

(b) If a Grantor shall acquire (by purchase, conversion, exchange, stock dividend or otherwise) any additional Pledged Collateral, at any time or from time to time after the date hereof which is or are intended to be subjected to the security interest hereof and which is or are represented by certificates or instruments, such Grantor shall (i) cause all such issuers to opt into Article 8 of the UCC and cause each such uncertificated security to be certificated in all respects in accordance with applicable laws, (ii) forthwith pledge and deposit with the Administrative Agent all such certificates or instruments, duly endorsed in blank in the case of Intercompany and Third-Party Notes, and accompanied by undated stock powers duly executed in blank by such Grantor or such other instruments of transfer as are acceptable to the Administrative Agent, in the case of Equity Interests, and (iii) promptly thereafter deliver to the Administrative Agent a certificate executed by an authorized officer of such Grantor describing such additional Pledged Collateral and certifying that the same have been duly pledged with the Administrative Agent hereunder.

(c) Without limitation of any other provision of this Agreement, if any of the Pledged Collateral of a Grantor (whether now owned or hereafter acquired) which is intended to be subjected to the security interest hereof is (i) an uncertificated security, each such Grantor shall either (A) cause all such issuers to opt into Article 8 of the UCC and cause each such uncertificated security to be certificated in all respects in accordance with applicable laws, accompanied by undated stock powers duly executed in blank by each such Grantor or by such other instruments of transfer as are acceptable to the Administrative Agent, and promptly thereafter deposited with the Administrative Agent or otherwise provide the Administrative Agent control with respect to such uncertificated security, or (B) not opt into or voluntarily allow any Equity Interest to be governed by Article 8 of the UCC, or (ii) held in a securities account that is not already subject to a Securities Account Control Agreement, such Grantor shall promptly take all actions required to make such securities account subject to a Securities Account Control Agreement. Each Grantor further agrees to take such actions as the Administrative Agent deems reasonably necessary or desirable to effect the foregoing and to permit the Administrative Agent to exercise any of its rights and remedies hereunder in respect thereof, and agrees to provide an opinion of counsel reasonably satisfactory to the Administrative Agent with respect to any such pledge of any of the securities described in clauses (i) and (ii) above, promptly upon the request of the Administrative Agent.

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(d) Notwithstanding any other provision of this Agreement or any other Loan Document, (i) no representations or warranties are made with respect to the grant of a security interest in the Equity Interests of any Foreign Subsidiary, including, without limitation, whether such a grant is permitted by any applicable law or by the governing documents of such Foreign Subsidiary, and (ii) no Grantor shall be required to comply with Sections 6.01(a), (b) and (c) above with respect to Equity Interests issued by a Foreign Subsidiary that, as of the date of determination, does not have (a) Consolidated EBITDA in excess of 5.00% of the Consolidated EBITDA of the Borrower and its Subsidiaries, or (b) assets in excess of 5.00% of the Borrower’s consolidated total assets.

Section 6.02 No Assumption of Liability. The security interest of any Grantor is granted as security only and shall not subject the Administrative Agent or any other Secured Creditor to, or in any way alter or modify, any obligation or liability of such Grantor with respect to or arising out of any of the Pledged Collateral. Nothing herein shall be construed to make the Administrative Agent liable as a general partner or limited partner of any Pledged Entity or a shareholder of any corporation, and the Administrative Agent by virtue of this Agreement or any actions taken as contemplated hereby (except as referred to in the following sentence) shall not have any of the duties, obligations or liabilities of a general partner or limited partner of any Pledged Entity or a stockholder of any corporation. The parties hereto expressly agree that, unless the Administrative Agent shall become the absolute owner of an Equity Interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Administrative Agent and/or a Grantor or any other Person.

Section 6.03 Registration of Collateral in the Name of the Administrative Agent. On and after the occurrence and continuation of an Event of Default, the Administrative Agent shall have the right, at any time in its discretion and shall endeavor to provide written notice to the applicable Grantor (it being understood that the Administrative Agent should not be liable for the failure to provide such notice), to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Pledged Collateral, subject only to the revocable voting and similar rights specified in this Article VI. In addition, on and after the occurrence and continuation of an Event of Default, the Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing any Pledged Collateral for certificates or instruments of smaller or larger denominations.

Section 6.04 Appointment of Sub-Agents; Endorsements; etc. The Administrative Agent shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the instruments and certificates evidencing any of the Pledged Collateral, which may be held (in the sole discretion of the Administrative Agent) in the name of the relevant Grantor, endorsed or assigned in blank or in favor of the Administrative Agent or any nominee or nominees of the Administrative Agent or a sub-agent appointed by the Administrative Agent.

Section 6.05 Voting Rights. Unless and until an Event of Default shall have occurred and be continuing, each Grantor shall be entitled to exercise all voting rights attaching to any and all Pledged Collateral owned by it, and to give consents, waivers or ratifications in respect thereof, provided that no vote shall be cast or any consent, waiver or ratification given or any action taken which would violate, result in breach of any covenant contained in or be inconsistent with any of the terms of this Agreement, any other Loan Document or any Designated Hedge Document, or which would have the effect of impairing the position or interests of the Administrative Agent or any Secured Creditor therein. All such rights of such Grantor to vote and to give consents, waivers and ratifications shall cease in case an Event of Default shall occur and be continuing.

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Section 6.06 Entitlement of Grantors to Cash Dividends and Distributions. Each Grantor shall be entitled to receive all cash dividends or distributions payable in respect of its Pledged Collateral, except as otherwise provided in this Article VI.

Section 6.07 Entitlement of Administrative Agent to Dividends and Distributions. The Administrative Agent shall be entitled to receive and to retain as part of the Pledged Collateral:

(a) all cash dividends and distributions payable in respect of the Pledged Collateral at any time when an Event of Default shall have occurred and be continuing; and

(b) regardless of whether or not an Event of Default shall have occurred and be continuing at the time of payment or distribution thereof, and, to the extent any of the following is prohibited by the Credit Agreement: (i) all cash dividends and distributions in respect of the Pledged Collateral which are reasonably determined by the Administrative Agent to represent in whole or in part an extraordinary, liquidating or other distribution in return of capital; (ii) all other or additional stock, other securities, partnership interests, membership interests or property (other than cash to which a Grantor is entitled under Section 6.06) paid or distributed by way of dividend (including, without limitation, any payment in kind dividend) or otherwise in respect of the Pledged Collateral; (iii) all other or additional stock, other securities, partnership interests, membership interests or property (including cash) paid or distributed in respect of the Pledged Collateral by way of stock split, spin-off, split up, reclassification, combination of shares or similar rearrangement; and (iv) all other or additional stock, other securities, partnership interests, membership interests or property (including cash) which may be paid in respect of the Pledged Collateral by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate, partnership or limited liability company reorganization.

Section 6.08 Application of Dividends and Distributions. If no Event of Default shall have occurred and be continuing at such time, the Administrative Agent will, at the request of the Borrower (on behalf of any applicable Grantor or Grantors), pay over to the Administrative Agent, for application to the payment or prepayment of any of the Loan Document Obligations, any cash held by it as Pledged Collateral which is attributable to dividends or distributions received by it and then held as part of the Collateral pursuant to this Article VI. If an Event of Default shall have occurred and be continuing, all dividends and distributions received by the Administrative Agent and then held by it pursuant to this Article VI as part of the Pledged Collateral will be applied as provided in Section 8.05 hereof.

Section 6.09 Turnover by Grantors. All dividends, distributions or other payments that are received by any Grantor contrary to the provisions of this Agreement shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith paid over to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement).

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Section 6.10 Registration under 1933 Act. If an Event of Default shall have occurred and be continuing and a Grantor shall have received from the Administrative Agent a written request or requests that such Grantor cause any registration, qualification or compliance under any Federal or state securities law or laws to be effected with respect to all or any part of the Pledged Equity Interest of its Subsidiaries, such Grantor as soon as practicable and at its expense will use its best efforts to cause such registration to be effected (and be kept effective) and will use its best efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such stock, including, without limitation, registration under the Securities Act of 1933, as then in effect (the “Securities Act”) (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with any other governmental requirements, provided that the Administrative Agent shall furnish to such Grantor such information regarding the Administrative Agent as such Grantor may request in writing and as shall be required in connection with any such registration, qualification or compliance. The relevant Grantor will advise the Administrative Agent in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, will furnish to the Administrative Agent such number of prospectuses, offering circulars and other documents incident thereto as the Administrative Agent from time to time may reasonably request, and will indemnify the Administrative Agent and all others participating in the distribution of such Pledged Equity Interests against all claims, losses, damages or liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may have been caused by an untrue statement or omission based upon information furnished in writing to such Grantor by the Administrative Agent expressly for use therein.

Section 6.11 Sale of Pledged Equity Interests in Connection with Enforcement. If at any time when the Administrative Agent shall determine to exercise its right to sell all or any part of the Pledged Equity Interests pursuant to Section 8.01, such Pledged Equity Interests or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act, as then in effect, the Administrative Agent may, in its sole and absolute discretion and to the fullest extent permitted by applicable law now or hereafter in effect, sell such Pledged Equity Interests or part thereof by private sale in such manner and under such circumstances as the Administrative Agent may deem necessary or advisable in order that such sale may legally be effected without such registration, provided that at least ten (10) days’ notice of the time and place of any such sale shall be given to the relevant Grantor. Without limiting the generality of the foregoing, in any such event the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Equity Interests or part thereof shall have been filed under such Securities Act, (b) may approach and negotiate with a single possible purchaser to effect such sale and (c) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Pledged Equity Interests or part thereof. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability to any Grantor for selling all or any part of the Pledged Equity Interests at a price which the Administrative Agent may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until the registration as aforesaid.

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ARTICLE VII

INTELLECTUAL PROPERTY

Section 7.01 Intellectual Property. Each Grantor represents and warrants that: (a) it is the true and lawful owner or licensee of the Trademarks listed on the most recent Perfection Certificate delivered by such Grantor to the Administrative Agent and that said listed Trademarks constitute all the marks registered in the United States Patent and Trademark Office that such Grantor now owns or uses in connection with its business; (b) it is the true and lawful owner or licensee of all rights in the Patents listed on the most recent Perfection Certificate delivered by such Grantor to the Administrative Agent and that said Patents constitute all the United States patents and applications for United States patents that such Grantor now owns or uses in connection with its business; and (c) it is the true and lawful owner or licensee of all rights in the Copyright registrations listed on the most recent Perfection Certificate delivered by such Grantor to the Administrative Agent and that said Copyrights constitute all the registered United States copyrights that such Grantor now owns. Each Grantor further warrants that it is aware of no third-party claim that any aspect of such Grantor’s present or contemplated business operations infringes or will infringe any trademark, service mark, patent, trade secret or copyright in a manner which could have a material adverse effect on the financial condition, business or property of such Grantor.

Section 7.02 Collateral Assignments; Further Assurances. Upon request of the Administrative Agent whenever made, any Grantor shall promptly execute and deliver to the Administrative Agent such Collateral Assignment Agreements as the Administrative Agent shall request in connection with such Grantor’s Intellectual Property. Each Grantor agrees that it will take such action, and deliver such documents or instruments, as the Administrative Agent shall request in connection with the preparation, filing or registration and enforcement of any Collateral Assignment Agreement.

Section 7.03 Licenses and Assignments. Each Grantor hereby agrees not to divest itself of any material right under or with respect to any Intellectual Property material to its business other than in the ordinary course of business or as expressly permitted pursuant to the Credit Agreement absent prior written approval of the Administrative Agent.

Section 7.04 Infringements. Each Grantor agrees, promptly upon learning thereof, to notify the Administrative Agent in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who may be infringing or otherwise violating any of such Grantor’s rights in and to any Intellectual Property that could reasonably be expected to have a Material Adverse Effect (any such Intellectual Property, “Significant Intellectual Property”), or with respect to any party claiming that such Grantor’s use of any Significant Intellectual Property violates any property right of that party, to the extent that such infringement or violation could reasonably be expected to have a Material Adverse Effect. Each Grantor further agrees, unless otherwise directed by the Administrative Agent, diligently to prosecute any Person infringing any Significant Intellectual Property in a manner consistent with its past practice and in the ordinary course of business.

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Section 7.05 Trademarks.

(a) Preservation of Trademarks. Each Grantor agrees to use or license the use of its Trademarks in interstate commerce during the time in which this Agreement is in effect, sufficiently to preserve such Trademarks as trademarks or service marks registered under the laws of the United States, provided, however, that no Grantor shall be obligated to use or license any Trademark in interstate commerce or otherwise if such Grantor, in its commercially reasonable judgment, determines that such Trademark has no further commercial value to such Grantor and the failure to use or license such Trademark would not reasonably be expected to cause material liability to such Grantor.

(b) Maintenance of Registration. Each Grantor shall, at its own expense, diligently process all documents required by the Trademark Act of 1946, 15 U.S.C. §§ 1051, et seq. to maintain trademark registration that the failure to so maintain could reasonably be expected to have a Material Adverse Effect, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its Trademarks pursuant to 15 U.S.C. §§ 1058(a), 1059 and 1065, and shall pay all fees and disbursements in connection therewith, and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

(c) Future Registered Trademarks. If any mark registration is issued hereafter to a Grantor as a result of any application now or hereafter pending before the United States Patent and Trademark Office, then, within ten (10) Business Days (or such longer period as agreed to by the Administrative Agent) of such issuance such Grantor shall deliver to the Administrative Agent a grant of security in such mark to the Administrative Agent, confirming the grant thereof hereunder, the form of such confirmatory grant to be in form and substance acceptable to the Administrative Agent.

Section 7.06 Patents.

(a) Maintenance of Patents. Each Grantor shall make timely payment of all post- issuance fees required pursuant to 35 U.S.C. § 41 to maintain in force rights under each Patent.

(b) Prosecution of Patent Applications. Each Grantor shall diligently prosecute all applications for United States patents, and shall not abandon any such application, except in favor of a continuation application based on such application, prior to exhaustion of all administrative and judicial remedies, absent written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

Section 7.07 Other Patents and Copyrights. Within ten (10) Business Days (or such longer period as agreed to by the Administrative Agent) of acquisition of a United States Patent or Copyright, or of filing of an application for a United States Patent or Copyright, the relevant Grantor shall deliver to the Administrative Agent a grant of security as to such Patent or Copyright, as the case may be, confirming the grant thereof hereunder, the form of such confirmatory grant to be in form and substance acceptable to the Administrative Agent.

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Section 7.08 Remedies Relating to Intellectual Property. If an Event of Default shall occur and be continuing, the Administrative Agent may, by written notice to the relevant Grantor, take any or all of the following actions: (a) declare the entire right, title and interest of such Grantor in and to each of the Copyrights, Patents and Trademarks, together with all trademark rights and rights of protection to the same, vested, in which event such rights, title and interest shall immediately vest in the Administrative Agent for the benefit of the Secured Creditors, in which case such Grantor agrees to execute an assignment in form and substance reasonably satisfactory to the Administrative Agent of all its rights, title and interest in and to the Copyrights, Patents and Trademarks to the Administrative Agent for the benefit of the Secured Creditors; (b) take and practice or sell the Copyrights or Patents and take and use or sell the Trademarks and the goodwill of such Grantor’s business symbolized by the Trademarks and the right to carry on the business and use the assets of the Grantor in connection with which the Trademarks have been used; and (c) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Copyrights, Patents and Trademarks in any manner whatsoever, directly or indirectly, and, if requested by the Administrative Agent, change such Grantor’s corporate name to eliminate therefrom any use of any mark and execute such other and further documents that the Administrative Agent may request in connection with such Grantor’s obligations under this Agreement and to transfer ownership of the Copyrights, Patents and Trademarks, and registrations and any pending trademark application, to the Administrative Agent for the benefit of the Secured Creditors.

ARTICLE VIII

REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT

Section 8.01 Remedies Generally. Each Grantor agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, subject to any mandatory requirements of applicable law then in effect, the Administrative Agent, in addition to any rights now or hereafter existing under applicable law, shall have all rights as a secured creditor under the UCC in all relevant jurisdictions and may exercise any or all of the following rights (all of which each Grantor hereby agrees is commercially reasonable to the fullest extent permitted under applicable law now or hereafter in effect):

(a) personally, or by agents, attorneys or other authorized representatives, immediately retake possession of the Collateral or any part thereof from such Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Grantor’s or such other Person’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Grantor;

(b) instruct the obligor or obligors on any Account Receivable, agreement, instrument or other obligation (including, without limitation, account debtors) constituting the Collateral to make any payment required by the terms of such Account Receivable, agreement, instrument or other obligation directly to the Administrative Agent and/or directly to a lockbox under the sole dominion and control of the Administrative Agent or to the Collateral Concentration Account;

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(c) sell, assign or otherwise liquidate, or direct such Grantor to sell, assign or otherwise liquidate, any or all of the Collateral or any part thereof, and take possession of the proceeds of any such sale or liquidation;

(d) issue a Notice of Exclusive Control with respect to any or all of the Collateral Accounts and issue entitlement orders or instructions with respect thereto;

(e) withdraw any or all monies, securities and/or instruments in the Collateral Concentration Account or any Collateral Account for application to the Secured Obligations in accordance with Section 8.05 hereof;

(f) pay and discharge taxes, Liens or claims on or against any of the Collateral;

(g) pay, perform or satisfy, or cause to be paid, performed or satisfied, for the benefit of any Grantor, any of the obligations, terms, covenants, provisions or conditions to be paid, observed, performed or satisfied by such Grantor under any contract, agreement or instrument relating to its Collateral, all in accordance with the terms, covenants, provisions and conditions thereof, as and to the extent that such Grantor fails or refuses to perform or satisfy the same;

(h) enter into any extension of, or any other agreement in any way relating to, any of the Collateral;

(i) make any compromise or settlement the Administrative Agent reasonably deems desirable or necessary with respect to any of the Collateral; and/or

(j) take possession of the Collateral or any part thereof, by directing such Grantor or any other Person in possession thereof in writing to deliver the same to the Administrative Agent at any place or places designated by the Administrative Agent, in which event such Grantor shall at its own expense:

(i) forthwith cause the same to be moved to the place or places so designated by the Administrative Agent and delivered to the Administrative Agent,

(ii) store and keep any Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent as provided in Section 8.02, and

(iii) while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in substantially the same condition prior to such action; it being understood that such Grantor’s obligation to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by such Grantor of said obligation.

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Section 8.02 Disposition of the Collateral. Upon the occurrence and during the continuance of an Event of Default, any Collateral repossessed by the Administrative Agent under or pursuant to Section 8.01 and any other Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale of the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Administrative Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Administrative Agent or after any overhaul or repair which the Administrative Agent shall determine to be commercially reasonable. Except in the case of any Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, (a) in the case of any such disposition which shall be a private sale or other private proceedings permitted by such requirements, such sale shall be made upon not less than ten (10) days’ written notice to such Grantor specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the ten (10) days after the giving of such notice, to the right of the relevant Grantor or any nominee of the relevant Grantor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified, and (b) in the case of any such disposition which shall be a public sale permitted by such requirements, such sale shall be made upon not less than ten (10) days’ written notice to the relevant Grantor specifying the time and place of such sale and, in the absence of applicable requirements of law, shall be by public auction (which may, at the Administrative Agent’s sole option, be subject to reserve), after publication of notice of such auction not less than ten (10) days prior thereto in two newspapers in general circulation in the city where such Collateral is located. To the extent permitted by any such requirement of law, the Administrative Agent on behalf of the Secured Creditors (or certain of them) may bid for and become the purchaser (by bidding in Secured Obligations or otherwise) of the Collateral or any item thereof offered for sale in accordance with this Section without accountability to the relevant Grantor (except to the extent of surplus money received as provided in Section 8.05). Unless so obligated under mandatory requirements of applicable law, the Administrative Agent shall not make dispositions of the Collateral within a period of time which does not permit the giving of notice to the Grantor as hereinabove specified. The Administrative Agent need give the relevant Grantor only such notice of disposition as the Administrative Agent shall deem to be reasonably practicable in view of such mandatory requirements of applicable law.

Section 8.03 Grant of License to Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Article VIII at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies and for no other purpose, each Grantor hereby grants to the Administrative Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantor) to use, assign or sublicense any of the Intellectual Property of such Grantor, now owned or hereafter acquired by such Grantor, and wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

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Section 8.04 Waiver of Claims. Except as otherwise provided in this Agreement, each Grantor hereby waives, to the extent permitted by law: (a) all damages occasioned by any taking of possession of the Collateral as permitted hereunder except any damages which are the direct result of the Administrative Agent’s gross negligence or willful misconduct; (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder; and (c) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws to the fullest extent permitted by applicable law now or hereafter in effect. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against the relevant Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the relevant Grantor.

Section 8.05 Application of Proceeds. All Collateral and proceeds of Collateral obtained and realized by the Administrative Agent in connection with the enforcement of this Agreement pursuant to this Article VIII shall be applied as follows:

(i) first, to the payment to the Administrative Agent, for application to the Secured Obligations as provided in Section 8.03 of the Credit Agreement; and

(ii) second, to the extent remaining after the application pursuant to the preceding clause (i) and following the termination of this Agreement pursuant to Section 9.09 hereof, to the relevant Grantor or to whomever may be lawfully entitled to receive such payment.

Section 8.06 Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Administrative Agent shall be in addition to every other right, power and remedy specifically given under this Agreement, any Designated Hedge Document or the other Loan Documents or now or hereafter existing at law or in equity, or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Administrative Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Administrative Agent in the exercise of any such right, power or remedy, or partial or single exercise thereof, and no renewal or extension of any of the Secured Obligations, shall impair or constitute a waiver of any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. No notice to or demand on any Grantor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Administrative Agent to any other or further action in any circumstances without notice or demand. In the event that the Administrative Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Administrative Agent may recover reasonable, actual expenses, including attorneys’ fees, and the amounts thereof shall be included in such judgment.

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Section 8.07 Discontinuance of Proceedings. In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case the relevant Grantor, the Administrative Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Administrative Agent shall continue as if no such proceeding had been instituted.

Section 8.08 Purchasers of Collateral. Upon any sale of any of the Collateral by the Administrative Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Administrative Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing, sent by telecopier, mailed or delivered, (a) if to the Borrower, at its address specified in or pursuant to the Credit Agreement, (b) if to any other Grantor, to it c/o the Borrower at its address specified in or pursuant to the Credit Agreement, (c) if to the Administrative Agent, to it at the Notice Office of the Administrative Agent, (d) if to any Lender, at its address specified in or pursuant to the Credit Agreement, and (e) if to any Designated Hedge Creditor, at such address as such Designated Hedge Creditor shall have specified in writing to each Grantor and the Administrative Agent; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing. All such notices and communications shall be mailed, telecopied, sent by overnight courier or delivered, and shall be effective when received.

Section 9.02 Entire Agreement. This Agreement, the other Loan Documents and any Designated Hedge Documents represent the final agreement among the parties with respect to the subject matter hereof and thereof, supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements among the parties. There are no unwritten oral agreements among the parties.

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Section 9.03 Obligations Absolute. The obligations of each Grantor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, other than indefeasible payment in full of, and complete performance of, all of the Secured Obligations, including, without limitation:

(a) any renewal, extension, amendment or modification of, or addition or supplement to, or deletion from the other Loan Documents or any Designated Hedge Document, or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

(b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument or this Agreement except as expressly provided in such renewal, extension, amendment, modification, addition, supplement, assignment or transfer;

(c) any furnishing of any additional security to the Administrative Agent or its assignee or any acceptance thereof or any release of any security by the Administrative Agent or its assignee;

(d) any limitation on any Person’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to a Grantor or any Subsidiary of a Grantor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not a Grantor shall have notice or knowledge of any of the foregoing; or

(f) to the fullest extent permitted by applicable law now or hereafter in effect, any other event or circumstance which, but for this provision, might release or discharge a guarantor or other surety from its obligations as such.

Section 9.04 Successors and Assigns. This Agreement shall be binding upon each Grantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and each other Secured Creditor and their respective permitted successors and permitted assigns, provided that no Grantor may transfer or assign any or all of its rights or obligations hereunder without the written consent of the Administrative Agent. All agreements, statements, representations and warranties made by each Grantor herein or in any certificate or other instrument delivered by such Grantor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement, the other Loan Documents and any Designated Hedge Document regardless of any investigation made by the Secured Creditors on their behalf.

Section 9.05 Headings Descriptive. The headings of the several Sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

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Section 9.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.07 Enforcement Expenses, etc. The Grantors hereby jointly and severally agree to pay, to the extent not paid pursuant to Section 11.01 of the Credit Agreement, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and each other Secured Creditor in connection with the enforcement of this Agreement, the preservation of the Collateral, the perfection of the security interest, and any amendment, waiver or consent relating hereto (including, without limitation, the fees and disbursements of counsel employed by the Administrative Agent or any of the other Secured Creditors).

Section 9.08 Release of Portions of Collateral.

(a) So long as no Event of Default is in existence or would exist after the application of proceeds as provided below, the Administrative Agent shall, at the request of a Grantor, release any or all of the Collateral of such Grantor, provided that (i) such release is permitted by the terms of the Credit Agreement (it being agreed for such purposes that a release will be deemed “permitted by the terms of the Credit Agreement” if the proposed transaction constitutes an exception contained in Section 7.02 of the Credit Agreement) or otherwise has been approved in writing by the Required Lenders (or, to the extent required by Section 11.12 of the Credit Agreement, all of the applicable Lenders) and (ii) the proceeds of such Collateral are to be applied as required pursuant to the Credit Agreement or any consent or waiver entered into with respect thereto.

(b) At any time that a Grantor desires that the Administrative Agent take any action to give effect to any release of Collateral pursuant to the foregoing Section 9.08(a), it shall deliver to the Administrative Agent a certificate signed by a principal executive officer stating that the release of the respective Collateral is permitted pursuant to Section 9.08(a). In the event that any part of the Collateral is released as provided in Section 9.08(a), the Administrative Agent, at the request and expense of a Grantor, will duly release such Collateral and assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold and as may be in the possession of the Administrative Agent and has not theretofore been released pursuant to this Agreement. The Administrative Agent shall have no liability whatsoever to any Secured Creditor as the result of any release of Collateral by it as permitted by this Section 9.08.

Section 9.09 Termination. After the termination of all of the Commitments and all Designated Hedge Documents, when no LC Outstandings are outstanding and when all Loans and other Secured Obligations (other than unasserted indemnity obligations) have been paid in full, this Agreement shall terminate, and the Administrative Agent, at the request and expense of the Grantors, will execute and deliver to the relevant Grantor a proper instrument or instruments (including, without limitation, UCC termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to the relevant Grantor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Administrative Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.

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Section 9.10 Administrative Agent. The Administrative Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. The acceptance by the Administrative Agent of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Administrative Agent to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral. By accepting the benefits of this Agreement, each Secured Creditor acknowledges and agrees that the rights and obligations of the Administrative Agent shall be as set forth in Article IX of the Credit Agreement. Notwithstanding anything to the contrary contained in Section 9.03 of this Agreement or Section 11.12 of the Credit Agreement, this Section 9.10, and the duties and obligations of the Administrative Agent set forth in this Section 9.10, may not be amended or modified without the consent of the Administrative Agent.

Section 9.11 Only Administrative Agent to Enforce on Behalf of Secured Creditors. The Secured Creditors agree by their acceptance of the benefits hereof that this Agreement may be enforced on their behalf only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders (or, after all Loan Document Obligations have been paid in full, instructions of the holders of at least 51% of the outstanding Designated Hedge Document Obligations) and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent, for the benefit of the Secured Creditors, upon the terms of this Agreement.

Section 9.12 Other Creditors, etc. Not Third-Party Beneficiaries. No creditor of any Grantor or any of its Affiliates, or other Person claiming by, through or under any Grantor or any of its Affiliates, other than the Administrative Agent and the other Secured Creditors, and their respective successors and assigns, shall be a beneficiary or third-party beneficiary of this Agreement or otherwise shall derive any right or benefit herefrom.

Section 9.13 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, including via facsimile transmission or other electronic transmission capable of authentication, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 9.14 Amendments; Additional Grantors. No amendment or waiver of any provision of this Agreement and no consent to any departure by any Grantor shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent acting at the direction of the requisite number of Lenders and Designated Hedge Creditors, if any, required pursuant to Section 11.12 of the Credit Agreement, and the applicable Grantor or Grantors, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Upon the execution and delivery by any Person of a Security Agreement Joinder, (a) such Person shall be referred to as an “Additional Grantor” and shall become and be a Grantor hereunder, and each reference in this Agreement to a “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in any other Loan Document to a “Grantor” shall also mean and be a reference to such Additional Grantor, and (b) each reference herein to “this Agreement,” “hereunder,” “hereof” or words of like import referring to this Agreement, and each reference in any other Loan Document to the “Security Agreement,” “thereunder,” “thereof” or words of like import referring to this Agreement, shall mean and be a reference to this Agreement as supplemented by such Security Agreement Joinder.

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Section 9.15 Separate Actions. A separate action may be brought and prosecuted against any Grantor, any other guarantor or obligor or the Borrower, and whether any other Grantor, any other guarantor or obligor or the Borrower be joined in such action or actions.

Section 9.16 Full Recourse Obligations; Effect of Fraudulent Transfer Laws. It is the desire and intent of each Grantor, the Administrative Agent and the other Secured Creditors that this Agreement shall be enforced as a full recourse obligation of each Grantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If and to the extent that the obligations of any Grantor under this Agreement would, in the absence of this sentence, be adjudicated to be invalid or unenforceable because of any applicable state or federal law relating to fraudulent conveyances or transfers, then the amount of such Grantor liability hereunder in respect of the Secured Obligations shall be deemed to be reduced ab initio to that maximum amount that would be permitted without causing such Grantor’s obligations hereunder to be so invalidated.

Section 9.17 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GRANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED THERETO. EACH GRANTOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

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(c) THE ADMINISTRATIVE AGENT AND EACH GRANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH GRANTOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.18 Acknowledgement Regarding Any Support QFCs. The provisions and acknowledgements contained in Section 11.31 of the Credit Agreement are hereby incorporated into this Security Agreement, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

THE EASTERN COMPANY		BIG 3 PRECISION PRODUCTS, INC.

By:		By:
Name:	Nicholas Vlahos	Name:	Nicholas Vlahos
Title:	Chief Financial Officer	Title:	Treasurer

VELVAC HOLDINGS, INC.		VELVAC INCORPORATED

By:		By:
Name:	Nicholas Vlahos	Name:	Nicholas Vlahos
Title:	Treasurer	Title:	Treasurer

EASTERN ENGINEERED SYSTEMS, INC.		BIG 3 PRECISION MOLD SERVICES, INC.

By:		By:
Name:	Nicholas Vlahos	Name:	Nicholas Vlahos
Title:	Treasurer	Title:	Treasurer

Accepted and acknowledged by:

TD BANK, N.A.,

As Administrative Agent

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

Schedule 1

Pledged Collateral

I. Equity Interests

Grantor	Issuer and Type of Organization	Number of Shares/ Percent of Equity Interest Owned	Percent of Equity Interest Pledged	Certificate Number
The Eastern Company	Velvac Holdings, Inc. (Delaware Corp.)	4,500	100%	1
The Eastern Company	Eastern Industrial Limited (China Corp.)	100%	65%	N/A
The Eastern Company	World Lock Co., Ltd. (China Corp.)	11,000	65%	Unk.
The Eastern Company	World Security Industries Company Limited (Hong Kong Corp.)	9,999[2]	65%	Unk.
The Eastern Company	Eastern Engineered Services, Inc. (Delaware Corp.)	100	100%	1
The Eastern Company	Hallink Moulds Inc.	4,925,000	65%	Unk.
Velvac Holdings, Inc.	Velvac, Incorporated (Delaware Corp.)	485.513	100%	70

Grantor	Issuer and Type of Organization	Number of Shares/ Percent of Equity Interest Owned	Percent of Equity Interest Pledged	Certificate Number
Velvac, Incorporated	Velvac International, Inc. (Delaware Corp.)	10	65%	1
Eastern Engineered Systems, Inc.	Big 3 Precision Products, Inc. (Delaware Corp.)	100	100%	2
Eastern Engineered Systems, Inc.	Big 3 Precision Mold Services, Inc. (Delaware Corp.)	100	100%	2
Big 3 Precision Mold Services, Inc.	Associated Toolmakers Limited (UK Company)	100	65%	Unk.

II. Instruments

None